EXHIBIT 3.4

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF PORTAL SOFTWARE, INC.

John E. Little and Mitchell L. Gaynor do hereby certify as follows:

1.    They are the Chief Executive Officer and Secretary, respectively, of Portal Software, Inc., a Delaware corporation (the “Corporation”).

2.    The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and Article IX of the Restated Certificate of Incorporation, as amended, in effect immediately preceding this Certificate of Amendment hereby amends Article IV of the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) by adding to the end of Article IV, the following:

“Effective September 26, 2003, at 5:00 P.M. Pacific Time, (the “Effective Date”), all shares of Common Stock issued and outstanding or held in treasury shall be and hereby are automatically combined and reclassified as follows:

Each five (5) shares of Common Stock issued and outstanding or held in treasury shall be combined and reclassified (the “Reverse Stock Split”) as one (1) share of Common Stock, each one (1) such resulting share having a par value of $.001. Fractional shares of Common Stock will not be issued as a result of the Reverse Stock Split, but instead, the Company will pay each holder of a fractional interest an amount in cash equal to the value of such fractional interest upon the surrender to the Exchange Agent of certificates representing such shares. The cash payment will be equal to the fraction to which the stockholder otherwise would be entitled, multiplied by the average closing sale prices of old shares (as adjusted to reflect the Reverse Stock Split) for the 20 trading days immediately before the Effective Date, as officially reported by Nasdaq. If such price or prices are not available, the fractional share payments will be based on the average of the last bid and ask prices of old shares for such days, in each case as officially reported by Nasdaq, or other such process as determined by the Board of Directors. The ownership of a fractional share will not give the holder thereof any voting, dividend, or other rights except to receive payment therefore described herein.”

3.    Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

The undersigned, being the Chief Executive Officer and Secretary named above, do make this certificate and declare and certify under penalty of perjury that this is their act and deed, and

that the facts stated herein are true, and accordingly have set their hands hereto, this              day of September, 2003.

/s/ JOHN E. LITTLE
John E. Little, Chief Executive Officer

/s/ MITCHELL L. GAYNOR Mitchell L. Gaynor, Secretary

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